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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                      THE SECURITIES EXCHANGE ACT OF 1934


                       Date of Report: February 4, 2000
              Date of earliest event reported: December 11, 1999

                              ATLAS MINERALS INC.
                     (FORMERLY KNOWN AS ATLAS CORPORATION)
            (Exact name of registrant as specified in its charter)


     Colorado                         1-2714              13-5503312
     (State of                        (Commission         (IRS Employer
     Incorporation)                   File Number)        Identification No.)

                      370 Seventeenth Street, Suite 3010
                            Denver, Colorado 80202
                   (Address of principal executive offices)


                                (303) 629-2440
             (Registrant's telephone number, including area code)

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Item 3.  Bankruptcy or Receivership

Atlas Minerals Inc.'s ("Atlas") plan of reorganization (the "Plan") has been approved by its creditors and was confirmed by the U.S. Bankruptcy Court, District of Colorado on December 11, 1999. The Plan became effective January 10, 2000 (the "Effective Date").

Pursuant to the Plan, Atlas has reincorporated under the laws of Colorado, changed its name to Atlas Minerals Inc., maintained its authorized common stock at 100,000,000 shares with a par value of $.01 per share and maintained its authorized preferred stock at 1,000,000 shares with a par value of $.01 per share. All interests of shareholders holding less than 1,000 shares as of the Effective Date were voided on the Effective Date, and the remaining outstanding shares were subject to a 1:30 reverse split. On the Effective Date, Atlas also canceled all outstanding pre-petition options, warrants and/or other rights or commitments by Atlas to issue any securities or benefits to any person or business entity other than those approved in the Plan.

The Plan provides for payment of most pre-petition claims in common stock of the reorganized Atlas as follows, which takes into account the 1:30 reverse stock split: (a) existing shareholders will retain approximately 900,000 shares of the common stock of the reorganized Atlas; (b) approximately 750,000 shares will be issued to current management and key employees pursuant to a Management Compensation Plan; and (c) approximately 4,350,000 shares will be divided among pre-petition creditors (the "Creditors") and other parties in interest to the Plan. In addition to the foregoing allocation of common stock, the reorganized Atlas will establish a stock incentive plan pursuant to which the employees, officers, directors and consultants of the reorganized Atlas may acquire stock in accordance with criteria approved by Atlas's board of directors. Any stock used for the stock incentive plan will be derived from the unissued shares of the reorganized Atlas and not from any shares to be issued to any Creditor or other party in interest to the Plan. The Plan also calls for certain non-operating assets of Atlas to be sold over the next two to three years with the proceeds to be divided between the reorganized Atlas and the Creditors. A large part of Atlas's pre-petition liabilities will be satisfied under the Plan including any future responsibility for reclamation of the Moab, Utah uranium tailings site. The principal remaining asset of Atlas will be its wholly-owned subsidiary, Arisur Inc., which mines lead, zinc and silver in Bolivia, South America. A copy of the Plan is attached hereto as Exhibit 2.1 and the foregoing summary of the Plan is qualified in its entirety by such exhibit.

As of the date of this Report, there are approximately 900,000 shares of common stock and no shares of preferred stock issued and outstanding. An additional 5,100,000 shares of common stock will be issued to the Creditors and other parties in interest under the terms of the Plan. Atlas projects that there will be approximately 6,000,000 shares of common stock outstanding after the reorganization is complete.

On December 20, 1999, the Company issued a press release concerning court approval of the Plan, a copy of which is attached as Exhibit 99.1 to this Report.

Information as to the assets and liabilities of Atlas as of December 11, 1999, the date of confirmation of the Plan, is set forth on Exhibit 99.2 to this Report. Atlas will file its audited financial statements with its Report on Form 10-KSB for the year ended December 31, 1999 on or before the due date of such Report.

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Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

        (c)  Exhibits

             2.1  Atlas's Amended Plan of Reorganization.

             2.2  Amended Plan of Reorganization of Atlas Precious Metals Inc.

             2.3  Amended Plan of Reorganization of Atlas Gold Mining Inc.

             3.1  Articles of Incorporation for reorganized Atlas.

            99.1  Press release dated December 20, 1999.

            99.2 Unaudited Balance Sheet of Atlas Corporation as of the Confirmation date.

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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   ATLAS CORPORATION

Date: February 4, 2000             By: /s/ James R. Jensen
                                       -------------------------------------
                                       James R. Jensen
                                       Secretary and Chief Financial Officer

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                                 EXHIBIT INDEX

Exhibit No.  Description
-----------  -----------

    2.1           Atlas's Amended Plan of Reorganization.

    2.2           Amended Plan of Reorganization of Atlas Precious Metals Inc.

    2.3           Amended Plan of Reorganization of Atlas Gold Mining Inc.

    3.1           Articles of Incorporation for reorganized Atlas.

   99.1           Press release dated December 20, 1999.

   99.2           Unaudited Balance Sheet of Atlas Corporation as of the
                  Confirmation date.

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